Exhibit 99.1


                           FARMERS & MERCHANTS BANCORP
                      REPORTS RECORD FIRST QUARTER EARNINGS

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced today record first quarter net income for the period ending March 31, 2003. The results represented the 21st consecutive quarter that the Company's net income has increased over the same period the prior year.

Farmers & Merchants Bancorp reported record first quarter net income of $3,400,634 for the quarter ending March 31, 2003. Earnings per share of common stock were $4.64, up 13.2% from first quarter the prior year. In addition, loans outstanding grew 16.7%, total core deposits, excluding time deposits, increased 12.7%, and total assets were $1,079,593,460 up 15.5% over March 2002. Return on Average Assets for the quarter continued to strengthen and exceeded 1.35%. Return on Average Equity for the quarter (net of accumulated other comprehensive income), improved by 70 basis points to 13.2% in comparison to the prior year.

Steinwert further stated, "All of us at Farmers & Merchants Bancorp are extremely grateful to the communities we serve for their tremendous support of the Bank. In turn, Farmers & Merchants Bancorp continues to be committed to its longstanding financial and volunteer support of the many community-based service organizations, whose missions of mercy and support are helping to improve our overall quality of life throughout California's Great Central Valley."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California which proudly serves Central California through 17 branch offices conveniently located from Sacramento to Turlock